Exhibit 99.1

News Release

Contact: John A. Hauser

               (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports Financial Results for the Three Months and Nine Months

ended September 30, 2010.

Sturgeon Bay, Wisconsin – (PR Newswire) – November 8, 2010

Baylake Corp. (OTC BB: BYLK) today announced results for the third quarter of 2010.

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Net loss of $0.5 million or $0.06 per share.

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Earnings from core operations (before taxes, provision for loan losses and securities gains) were $2.3 million, an increase of $0.2 million from third quarter 2009.

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Net interest income increased to $8.2 million compared to $7.4 million for third quarter 2009, an increase of $0.8 million or 10.8%.

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Net interest margin rose 36 basis points to 3.55% from third quarter 2009.

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Nonperforming loans decreased $21.6 million, or 53.3%, from $40.5 million at September 30, 2009 to $18.9 million at September 30, 2010.

•

The allowance for loan losses as a percent of non-performing loans increased to 69.9% from 34.5% at September 30, 2009.

Baylake reported a 2010 third quarter net loss of $0.5 million, or $0.06 per fully-diluted common share, compared to net income of $0.8 million or $0.11 per fully-diluted common share for the third quarter of 2009. This represents a decrease in net income of $1.3 million, or $0.17 per fully-diluted common share.  The difference in operating results for the third quarter of 2010 compared to the third quarter of 2009 is primarily attributable to a $3.4 million increase in the provision for loan losses, from $1.2 million for the third quarter of 2009 to $4.6 million for the third quarter of 2010.  This increase was offset in part by a decrease in income tax expense of $0.8 million from the third quarter of 2009 to the third quarter of 2010.  Operating results were also favorably impacted by realized gains of $1.0 million from the sale of securities during the third quarter of 2010.

Net interest income increased $0.8 million, or 10.8%, from $7.4 million during the third quarter of 2009 to $8.2 million for the third quarter of 2010.  Net interest margin increased 36 basis points from 3.19% for the quarter ended September 30, 2009 to 3.55% for the quarter ended September 30, 2010.  Interest expense as a percent of average interest bearing deposits decreased 56 basis points, from 1.96% at September 30, 2009 to 1.40% at September 30, 2010.

“Our third quarter operating performance is indicative of the continued meaningful progress being made in improving the overall asset quality of the bank”, said Robert J. Cera, Baylake Corp. President and Chief Executive Officer.  “We recognize that our net operating performance was not at an acceptable level in the third quarter, but it reflects the continued reality of a difficult and challenging economy affecting us and many of our customers.”

“The loss recorded in the quarter was primarily the result of a $3.4 million increase in the provision for loan losses,” Cera added.  “We believe that the increase in our allowance for loan losses properly reflects the remaining risk embedded in the loan portfolio as we near the end of a downturn in the bank’s credit cycle. The positive changes in the risk profile of the bank during the last few quarters afford us a greater opportunity to shift our focus toward improving the bank’s performance in 2011 and beyond.”

Non-performing loans decreased $21.6 million (53.3%) from $40.5 million at September 30, 2009 to $18.9 million at September 30, 2010.  As a percent of total loans, non-performing loans decreased from 6.0% at September 30, 2009 to 3.0% at September 30, 2010.  At September 30, 2010 and 2009, the allowance for loan losses as a percent of total loans was unchanged at 2.1%.  The allowance for loan losses as a percent of non-performing loans at September 30, 2010 was 69.9%, compared to 34.5% at September 30, 2009.  Net charge-offs against the reserve for the quarter ended September 30, 2010 were $2.8 million compared to net charge-offs of $0.2 million for the quarter ended September 30, 2009.

Baylake’s total assets and shareholders’ equity were $1.1 billion and $79.8 million, respectively, at September 30, 2010, compared to $1.0 billion and $74.9 million, respectively, at September 30, 2009.  Baylake’s total risk-based capital ratio improved to 12.9% at September 30, 2010 from 10.4% at September 30, 2009.  At September 30, 2010, both Baylake Corp. and Baylake Bank were above “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

Total deposits increased $13.3 million, or 1.6%, from $832.1 million at September 30, 2009 to $845.4 million at September 30, 2010.  Total deposits, excluding brokered deposits, increased $13.1 million, or 1.7%, from $768.2 million at September 30, 2009 to $781.3 million at September 30, 2010.  Total loans decreased by $37.9 million, or 5.6%, from $675.6 million at September 30, 2009 to $637.7 million at September 30, 2010.

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs.  As of September 30, 2010, Baylake Bank had $30.0 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at September 30, 2010 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) - UNAUDITED	At September 30, 2010	At December 31, 2009	At September 30, 2009
	(dollars in thousands except per share data)

Total assets	$ 1,051,813	$ 1,044,457	$ 1,045,561
Investment securities (1)	254,900	204,834	209,612
Total loans	637,727	654,461	675,634
Total deposits	845,354	831,629	832,124
Borrowings (2)	92,471	106,122	106,221
Subordinated debentures	16,100	16,100	16,100
Convertible debentures	9,450	5,350	4,200
Stockholders’ equity	79,765	74,598	74,915
Non-performing loans (3)	18,925	26,590	40,473
Non-performing assets (3)	34,423	41,585	50,652
Restructured loans, accruing	11,416	2,061	11

Shares outstanding	7,911,539	7,911,539	7,911,539
Book value per share	$10.08	$9.43	$9.47

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data UNAUDITED
Total interest income	$ 11,265	$ 11,828	$ 34,104	$ 35,922
Total interest expense	3,070	4,410	10,008	14,300

Net interest income	8,195	7,418	24,096	21,622
Provision for loan losses	4,550	1,200	6,850	3,600

Net interest income after provision for loan losses	3,645	6,218	17,246	18,022

Total non-interest income	3,267	2,090	7,751	9,219
Total non-interest expense	8,238	7,429	23,443	22,671

Income (loss) before income taxes	(1,326)	879	1,554	4,570
Income tax expense (benefit)	(814)	44	(101)	919

Net income	$ (512)	$ 835	$ 1,655	$ 3,651

Per Share Data (4):
Net income per share (basic)	$ (0.06)	$ 0.11	$ 0.21	$ 0.46
Net income per share (diluted)	(0.06)	0.11	0.21	0.46
Cash dividends per common share	-	-	-	-
Book value per share	10.08	9.47	10.08	9.47

Performance Ratios (5):
Return on average total assets	-0.21%	0.31%	0.21%	0.46%
Return on average total shareholders’ equity	-2.54%	4.61%	2.85%	6.87%
Net interest margin (6)	3.55%	3.19%	3.56%	3.13%
Net interest spread (6)	3.44%	3.06%	3.46%	3.00%
Efficiency ratio (9)	75.96%	75.53%	74.88%	78.70%
Non-interest income to average assets	1.23%	0.79%	1.00%	1.17%
Non-interest expense to average assets	3.11%	2.80%	3.02%	2.88%
Net overhead ratio (7)	1.88%	2.01%	2.02%	1.71%
Average loan to average deposit ratio	75.99%	82.03%	78.11%	84.15%
Average interest earning assets to average interest bearing liabilities	108.99%	107.61%	107.15%	106.66%

Asset Quality Ratios (3)(5):
Non-performing loans to total loans	2.97%	5.99%	2.97%	5.99%
Allowance for loan losses to:
Total loans	2.07%	2.07%	2.07%	2.07%
Non-performing loans	69.89%	34.52%	69.89%	34.52%
Net charge-offs to average loans	1.73%	0.14%	0.67%	0.60%
Non-performing assets to total assets	3.27%	4.84%	3.27%	4.84%

Capital Ratios (5)(8):
Shareholders’ equity to assets	7.58%	7.17%	7.58%	7.17%
Tier 1 risk-based capital	10.40%	9.55%	10.40%	9.55%
Total risk-based capital	12.91%	11.34%	12.91%	11.34%
Leverage ratio	7.56%	7.16%	7.56%	7.16%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	28	27	28
Number of full-time equivalent employees	303	306	303	306

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.